LOAN AGREEMENT

Borrower(s):	EOS Petro, Inc., a Delaware corporation, (the “Borrower”)

Lender:	Vicki P. Rollins (“Lender”)

Transaction:	A bridge loan (the “Loan”) in the amount of $350,000 (the “Loan Amount”), proceeds of the Loan to be used as a “bridge” to other financing being secured by Borrower which shall be used to pay off the Loan in full. Borrower and Lender wish to conduct this transaction in such a manner as to be compliant with all applicable laws.

Term:	Effective May 22, 2012, all outstanding principle and interest will be due and payable on the date that is no longer than one hundred twenty (120) days from the closing and funding date of the Loan (the “Maturity Date” on September 22, 2012). Borrower agrees to make best efforts to retire the Loan within forty-five (45) days of funding.

Repayment:	Borrower agrees to full repayment of Loan plus a preferred return equal to six percent (6.0%) of the Loan Amount, or $21,000. Borrower shall make aggregate partial payments and/or one, single balloon payment of $396,000 to retire the Loan at or before the Maturity Date.

Equity Incentive:	As further additional consideration, on the date of this Loan is made, Borrower shall transfer to Lender 175,000 warrants with a strike price of $2.50, expected to have a “going-out” trading value range of US$4.00 to US$7.00 per share. Borrower agrees to fully document the transfer of the shares to Lender, by updating the share registry and any other necessary document, immediately on the same date the Loan is made, with a subscription agreement to be negotiated and executed with Lender thereafter.

Penalty:	In the event the Loan is not repaid on or before the Maturity Date, all unpaid principal and accrued unpaid interest (i.e. as of the Maturity Date) shall accrue interest at the rate of 18% per annum thereafter until paid in full.

Fees and Costs:	Borrower shall be solely responsible for the payment of all closing and professional fees associated with this transaction. The Borrower and Lender shall be responsible for their own legal review.

Other Debt:	Borrower shall be prohibited from incurring additional indebtedness during the term of the Loan, with the exception of the existing Sharma Loans, without the written consent of Lender and at Lender’s sole discretion.

Security:	First priority blanket security interest in all of EOS Petro Inc.’s assets to be shared with Vatsala Sharma, including newly acquired assets. Borrower shall authorize Lender to file any UCC-1 financing statements perfecting any security interest granted to Lender by EOS under the Loan. Nikolas Konstant further agrees to personally indemnify the Lender against any loss arising out of fraud, misrepresentation, failure to pay taxes, misapplication of funds, failure to apply funds to pay debt following default, subordinate financing without Lender consent, transfer of assets, gross negligence, willful misconduct, court costs, attorneys’ fees, and bankruptcy. Borrower shall confess judgment to the Lender. . Arranging Broker to handle perfection of security interest, including without limitation filing any financing statements.

Due Diligence:	Borrower and its representatives have previously provided all available due diligence items to Lender and its representatives in connection with this Loan. Borrower agrees to furnish any supplemental information or documentation which Lender or its counsel reasonably deems necessary in connection with the Loan.

Warranties and Representations:	Borrower shall provide all customary warranties and representations that Borrower is duly incorporated and in good standing, that the Loan has been properly authorized by the corporation and that all due diligence materials provided by Borrower shall be accurate and complete in all material respects. Borrower understand that any material misrepresentation by Borrower to Lender or improper self-dealing by Borrower may result in Lender having recourse to the Borrower.

Governing Law:	The Loan shall be governed by the laws of the State of California, and the parties shall agree that California shall be the exclusive venue for any action brought under the terms of the Loan. This Term Sheet contains all of the terms and conditions of the private Loan proposed between the parties hereto, which may be set forth in greater detail in the form of more definitive documentation at the mutual consent of both Parties to this Agreement. As a result, this Term Sheet is, and shall be deemed to constitute, a commitment to consummate the transaction contemplated herein, all of which shall be subject to ordinary approvals, definitive documentation and the satisfaction or waiver of all conditions set forth therein. However, in the event the subsequent definitive documentation fails to address any term set forth with reasonable specificity in this term sheet, either party shall have the right to enforce compliance with such terms under this term sheet.

“BORROWER”		“LENDER”

By:	/s/ Nikolas Konstant	By:	/s/ Vicki P. Rollins

Name:	Nikolas Konstant	Name:	Vicki P. Rollins

Title:	Chairman	Title:	An Individual